Exhibit 99.1

CombiMatrix Reports Second Quarter

2014 Financial and Operating Results

- Reports Record Revenue and Test Volumes –

- Company to Host Conference Call and Webcast at 1:30 p.m. PDT, Today, August 6, 2014 –

IRVINE, Calif. — August 6, 2014 — CombiMatrix Corporation (Nasdaq: CBMX), a molecular diagnostics company specializing in DNA-based testing services for developmental disorders and cancer diagnostics, today reported financial results for the second quarter and six months ended June 30, 2014. The Company will host a conference call and webcast at 1:30 p.m. PDT, today.

“Our second quarter and first half of 2014 performance continues to demonstrate that we are executing on our growth plan,” said Mark McDonough, president and chief executive officer of CombiMatrix. “Once again, we recorded record array testing volumes and revenues in core service offerings. We now have 14 of the 15 sales representatives that we planned on hiring at the beginning of 2014 on board and out in the field championing the benefits of the CombiMatrix service offerings to current and prospective customers. Going forward, we expect to continue to invest in our direct sales and marketing infrastructure and to continue to leverage our partnerships to drive adoption. We plan to lever that infrastructure by expanding our service offerings in the coming months.”

Operational Results

The Company recorded record test volumes for the second quarter and first six months of 2014. Operational highlights include:

•                  Record prenatal array volume of 872 tests in the second quarter of 2014, a 60 percent increase compared to the second quarter of 2013. For the six months ended June 30, 2014, core prenatal array test volume also grew 60 percent compared to the same period in 2013.

•                  The Company’s customer base continued to grow reaching 177 customers sending tests during the second quarter of 2014, a new record for CombiMatrix, compared to 125 customers sending tests during the second quarter of 2013.

•                  The Company’s “new” customer total grew to 55 new customers added in the second quarter of 2014 from 30 customers added in the second quarter of 2013.

Financial Results

Quarter ended June 30, 2014 compared to quarter ended June 30, 2013

For the quarter ended June 30, 2014, CombiMatrix reported total revenues of $1.9 million, a 29 percent increase over total revenues of $1.5 million for the second quarter of 2013.

Total operating expenses were $4.6 million for the second quarter of 2014 compared to $3.0 million in the comparable quarter of 2013. The increase was driven primarily by continued investment in sales and marketing by increasing the Company’s sales force to 14 sales representatives, as well as higher legal defense costs from ongoing litigation, which alone accounted for $795,000 of the increase in general and administrative expenses over the second quarter of 2013. Total operating expenses also reflect a 370 basis point gross margin improvement and by general and administrative expense growth that was slower than revenue growth, excluding litigation expenses.

Net loss was $2.6 million for the second quarter of 2014 compared to a net loss of $0.5 million in the comparable quarter of 2013. The net loss in the second quarter of 2013 was positively impacted by a $1.0 million non-cash warrant derivative gain, compared to only $152,000 of non-cash warrant derivative gain in the second quarter of 2014.  A reduction in the number of derivative warrants outstanding due to warrant exercises in late 2013 and early 2014 was the primary driver for the decrease in the gain as compared to the second quarter of 2013.

The Company reported a net loss attributable to common stockholders of $2.6 million, or $0.23 per basic and diluted shares outstanding, compared to a net loss attributable to common stockholders of $1.7 million, or $0.48 per basic and diluted shares outstanding, for the same period in 2013.

Six months ended June 30, 2014 compared to six months ended June 30, 2013

For the six months ended June 30, 2014, CombiMatrix reported total revenues of $3.8 million, a 21 percent increase over total revenues of $3.1 million for the same period in 2013.

Total operating expenses were $8.4 million for the six months ended June 30, 2014 compared to $6.2 million in the comparable period in 2013. The increase was driven primarily by continued investment in sales and marketing as well as higher legal defense costs from ongoing litigation, which alone accounted for $1.2 million of the increase in general and administrative expenses over the comparable period in 2013. Total operating expenses also reflect a 350 basis point gross margin improvement and by general and administrative expense growth that was slower than total revenue growth, excluding litigation expenses.

Net loss was $4.6 million for the six months ended June 30, 2014 compared to $1.2 million in the comparable period in 2013. A significant component of the difference was a $2.2 million non-cash warrant derivative gain recognized in the first half of 2013 compared to only $152,000 of non-cash warrant derivative gain recognized in the first half of 2014.  Again, a reduction in the number of derivative warrants outstanding due to recent warrant exercises was the primary driver for the decrease in the gain period-over-period.

Net loss attributable to common stockholders was $4.6 million, or $0.42 per basic and diluted shares outstanding, compared to $3.1 million, or $1.04 per basic and diluted shares outstanding in the prior year period.

Cash, cash equivalents and short-term investments totaled $10.1 million as of June 30, 2014 compared to $14.0 million as of December 31, 2013. For the three and six months ended June 30, 2014, net cash used in operating activities was $2.5 million and $4.0 million, respectively, compared to $1.3 million and $2.9 million in the comparable 2013 periods, respectively. Management believes the Company has fully mitigated its risk of continuing as a going concern and has sufficient cash to last well beyond the next twelve months.

Second Quarter and Early Third Quarter 2014 Business Highlights

•                  Trilochan Sahoo, M.D. FACMG, has recently joined the Company as Director of Cytogenetics. Dr. Sahoo’s expertise is in the development, evaluation and implementation of microarray-based technologies, especially as used as an important diagnostic tool in clinical cytogenetics and genomics.

•                  Long Island Pathology (LI Path) is now offering its patients CombiMatrix’s chromosomal microarray analysis (CMA) testing for miscarriage analysis. LI Path, based in East Setauket, New York, is a physician-led diagnostic pathology laboratory serving the New York, New Jersey and northeastern Pennsylvania areas.

•                  CombiMatrix’s chromosomal microarray analysis (CMA) test to identify development disorders in pediatric patients, the CombiSNP™ Array for Pediatric Analysis, and its fresh tissue or paraffin-embedded tissue sample miscarriage analysis test, the CombiSNP™ Array for Pregnancy Loss, have received conditional approval from the New York Department of Health for testing on patient samples.

•                  CombiMatrix signed a contract with Stratose Networks Division, one of the largest directly-managed PPO networks in U.S., to provide coverage of CombiMatrix’s diagnostic laboratory services.

Conference Call and Webcast

CombiMatrix will host a conference call at 1:30 p.m. PDT (4:30 p.m. EDT) today to discuss the second quarter and year-to-date 2014 financial and operating results. To access the presentation by phone, dial 1-877-407-0784 for domestic callers and 1-201-689-8560 for direct dial or international callers. Please ask for the “CombiMatrix Corporation 2014 Second Quarter Financial Results Conference Call.” The conference call will be webcast live under the investor relations section of CombiMatrix’s website at www.combimatrix.com. A replay of the presentation will be available following the presentation for 30 days, either via the CombiMatrix website Investor/Events section or by dialing 1-877-870-5176 for domestic callers or 1-858-384-5517 for direct-dial international callers. When prompted, enter playback pin number 13587798.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations, speak only as of the date hereof and are subject to change. All statements, other than statements of historical fact included in this press release, are forward-looking statements. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “goal,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future business, operational and strategic plans, recruiting efforts and test menu expansion. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. The risks and uncertainties referred to above include, but are not limited to: our ability to successfully expand the base of our customers and strategic partners, add to the menu of our diagnostic tests, develop and introduce new tests and related reports, expand and improve our current suite of services, optimize the reimbursements received for our microarray testing services, and increase operating margins by improving overall productivity and expanding sales volumes; our ability to successfully accelerate sales, steadily increase the size of our customer rosters in both prenatal and developmental genetic testing markets; our ability to attract and retain a qualified sales force in wider geographies; our ability to ramp production from our sales force and our strategic partners; rapid technological change in our markets; changes in demand for our future services; legislative, regulatory and competitive developments; litigation; general economic conditions; and various other factors. Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, Quarterly Reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law.

Company Contact:	Media Contact:
Mark McDonough	David Schull or Lena Evans
President & CEO, CombiMatrix Corporation	Russo Partners LLC
(949) 753-0624	(212) 845-4271
david.schull@russopartnersllc.com
Investor Contact:	lena.evans@russopartnersllc.com
Robert Flamm, Ph.D.
Russo Partners, LLC
(212) 845-4226
robert.flamm@russopartnersllc.com

TABLES FOLLOW

COMBIMATRIX CORPORATION

CONSOLIDATED SUMMARY FINANCIAL INFORMATION

(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Revenues:
Diagnostic services	$1,906	$1,445	$3,696	$3,031
Royalties	35	55	67	80
Total revenues	1,941	1,500	3,763	3,111

Operating expenses:
Cost of services	1,053	851	2,051	1,788
Research and development	224	177	358	360
Sales and marketing	1,109	695	1,995	1,336
General and administrative	2,216	1,251	3,973	2,624
Patent amortization and royalties	28	66	60	126
Total operating expenses	4,630	3,040	8,437	6,234
Operating loss	(2,689)	(1,540)	(4,674)	(3,123)
Other income (expense)
Interest income	24	1	29	1
Interest expense	(22)	(19)	(38)	(321)
Warrant derivative gains	152	1,045	152	2,244
Warrants consideration	(44)	—	(44)	—
Total other income (expense)	110	1,027	99	1,924
Net loss	$(2,579)	$(513)	$(4,575)	$(1,199)
Series A convertible preferred stock dividends	$—	$—	$—	$(246)
Series C convertible preferred stock dividends	—	(11)	—	(11)
Deemed dividends from issuing Series B convertible preferred stock	—	—	—	(417)
Deemed dividends from issuing Series C convertible preferred stock	—	(1,213)	—	(1,213)
Net loss attributable to common stockholders	$(2,579)	$(1,737)	$(4,575)	$(3,086)

Basic and diluted net income (loss) per share	$(0.23)	$(0.14)	$(0.42)	$(0.41)
Series A convertible preferred stock dividends	—	—	—	(0.08)
Deemed dividends from issuing Series B convertible preferred stock	—	—	—	(0.14)
Deemed dividends from issuing Series C convertible preferred stock	—	(0.34)	—	(0.41)
Basic and diluted net loss per share attributable to common stockholders	$(0.23)	$(0.48)	$(0.42)	$(1.04)

Basic and diluted weighted average common shares outstanding	11,063,246	3,547,709	10,995,351	2,934,653

CONSOLIDATED BALANCE SHEET INFORMATION:

	June 30,	December 31,
	2014	2013

Total cash, cash equivalents and short-term investments	$10,098	$14,036
Total assets	$13,444	$16,832
Total liabilities	$2,447	$2,168
Total stockholders’ equity	$10,997	$14,664

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